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                                                                   EXHIBIT 3(ii)

                            ARTICLES OF AMENDMENT
                                   TO THE
                            AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION
                                     OF
                               WORLDCOM, INC.

                                     1.

         The name of the corporation is "WorldCom, Inc." (the "Corporation").

                                     2.

         Effective the date hereof, Section A of Article Four of the Corporation's Amended and Restated Articles of Incorporation is amended, in its entirety, to read as follows:

                 A. Common Stock. The authorized voting common stock of the Corporation is seven hundred fifty million (750,000,000) shares, par value $.01 per share.

                                     3.

         All other provisions of the Amended and Restated Articles of Incorporation, as previously amended, shall remain in full force and effect.

                                     4.

         The foregoing amendment was duly approved by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code and adopted on May 23, 1996.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers this 23rd day of May, 1996.

                                        WORLDCOM, INC.


                                        By: /s/ Bernard J. Ebbers
                                            -----------------------------------
                                            Bernard J. Ebbers, President

[CORPORATE SEAL]


ATTEST:


By: /s/ Scott D. Sullivan
    ----------------------------
    Scott D. Sullivan, Secretary